SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement
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☒    Soliciting Material Under Rule 14a-12

SCOTT TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following are talking points used by Scott Technologies, Inc. in discussions regarding the background and reasons for its pending merger transaction with a subsidiary of Tyco International Ltd.

Factors That Influenced The Decision To Merge With Tyco Rather Than Stay Independent

Lack of significant, attractive acquisition targets.

Despite numerous discussions with sizable businesses, the Company has been unable to gain critical size and scale via acquisitions;

Lack of size and scale may affect the Company's future market share and competitiveness, as competitors, customers and suppliers continue to get bigger.

Loss of Intertechnique business.

After 25 years as a distributor, we no longer will ship Intertechnique products after June 30, 2001;

Sales of Intertechnique products under this distribution arrangement were approximately $29 million in 2000 and we generated approximately $9 million of EBIT from those sales;

Our business needs to be restructured in light of the loss of the Intertechnique business.

Lower growth rate concerns.

Our compound annual growth rate for the next four years through 2004 is projected to sink to approximately 7 percent, down dramatically from our 2000 growth rate of approximately 30 percent;

Our organic growth rate for the next two years will be severely limited, because additional sales will primarily fill the hole resulting from the loss of the Intertechnique business;

Lower growth rates may result in lower future valuation multiples.

Factors That Did NOT Influence The Decision To Merge With Tyco Rather Than Stay Independent

Deal not motivated by BLUM.

BLUM stockholders have never expressed to the Company any liquidity needs or asked the Company to take any specific action that might help them sell Company shares;

BLUM stockholders have demand registration rights;

BLUM stockholders entered into a voting agreement with a subsidiary of Tyco as a condition to Tyco entering into the merger agreement.

How The Deal With Tyco Came About

Thorough review of strategic alternatives.

Comprehensive auction process run by respected investment bankers.

We contacted 100 potential bidders and, beginning in August 2000, 57 received confidential information memorandums; all were given ample opportunity to participate in the auction process;

The Company received no offer that was higher or better than Tyco's $23.00 per share offer;

The $23.00 price is higher than the mean of the trading prices for our common stock over the twelve-month period ended February 2, 2001 (the last trading date prior to the announcement of the merger), which was $19.43 per share.

Certain Factors That Influence The Valuation Of Scott

Concerns about our slowing growth rate.

Scope of legacy liabilities.

The scope of our legacy liabilities is unique for a company with $260 million in revenues, having sold approximately 30 businesses during the 1990s, representing approximately $1 billion in revenues;

We have substantial known and unknown obligations relating to the sold businesses, including as a result of indemnification obligations to the buyers of such businesses;

Approximately $45 million is reflected on our year-end 2000 balance sheet as a reserve for the known, probable and estimable amounts of these historic liabilities, as required by GAAP;

These reserves are for liabilities that require ongoing cash outlays;

The scope of the contingent and unknown (i.e., not reserved-for) liabilities creates a long-term uncertainty which will not disappear over the next several years.

Certain required cash payments in the near-term.

Approximately $20 million in capital expenditures in 2001, including approximately $10 million related to a new manufacturing facility in North Carolina;

Approximately $20 million if we exercise our call option, or if Bacharach Holdings, Inc. exercises its put option, for us to purchase the 49% minority interest in Scott/Bacharach Instruments, LLC during 2001 (we are required to purchase the interest by no later than 2004);

Ongoing annual payments related to the approximately $45 million of legacy liabilities reserved on our 2000 year-end balance sheet.

Why Should Scott Stockholders Approve The Proposed Merger With Tyco

Our long-term strategic plan for remaining independent is subject to numerous risks and uncertainties.

Conducted a thorough auction process and Tyco's bid represented the highest price offered.

Strategic transaction providing for a tax-free exchange for respected Tyco stock.

Opportunity to participate in a substantially larger and more diversified public company - one that is better positioned to succeed in a rapidly consolidating marketplace, as well as weather the difficult economic conditions;

Benefit from the potential appreciation in the value of Tyco common shares;

Provides us with access not only to significantly greater financial and operational resources, complementary products and a stronger market position, but also to a worldwide distribution network.

General economic conditions.

Economic slowdown threatens to more adversely impact our business if we remain independent, which has become even more evident since we entered into the merger agreement.

Optimum time to sell the Company.

Risks of remaining independent could put pressure on the valuation of our stock in the capital markets.

For all of these reasons, among others, Scott's Board UNANIMOUSLY approved the merger transaction with the Tyco subsidiary and determined that it is fair to and in the best interests of our stockholders.

The Board's decision was supported by a fairness opinion of CSFB.

The Tyco transaction is consistent with the Board's ongoing commitment to maximizing stockholder value.

        Investors and stockholders are advised to read the proxy statement/prospectus regarding the business combination transaction with Tyco because it contains important information. The preliminary proxy statement/prospectus was filed with the Securities and Exchange Commission by Tyco and Scott on February 23, 2001 and stockholders may obtain a free copy of the preliminary proxy statement/prospectus and other documents filed by Tyco and Scott with the Commission at the Commission's web site at http://www.sec.gov. The preliminary proxy/statement prospectus may also be obtained for free by directing a request to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, tel. (441) 291-8674; or to Scott Technologies, Inc., Attention: Corporate Secretary, One Chagrin Highlands, 2000 Auburn Drive, Suite 400, Beachwood, Ohio 44122, tel. (216) 464-6153.

        Information about Scott's participants in the solicitation, and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint filing with the Commission by Tyco and Scott under Rule 425 under the Securities Act of 1933, as amended, and Rule 14a-12 under the Securities Exchange Act of 1934, as amended, on February 5, 2001.